Exhibit  99.1


HARLEYSVILLE  GROUP  NAMES  ARTHUR  CHANDLER  CHIEF  FINANCIAL  OFFICER

HARLEYSVILLE, PA-APRIL 27, 2005-Harleysville Group Inc. (Nasdaq: HGIC) today announced the appointment of Arthur E. Chandler as senior vice president and chief financial officer. In this position, he will direct the organization's corporate accounting and financial reporting functions. He will report to Michael L. Browne, Harleysville Group's president and chief executive officer.
     "With 25 years of insurance industry experience, Art is an extremely skilled financial executive with strong operational financial expertise and a thorough understanding of every aspect of our business," said Browne. "I am confident his solid financial background and his long record of industry achievement will be invaluable resources to our company going forward."
     Most recently, Chandler was senior vice president of financial controls for XL America. Prior to that, he was chief financial officer for Kemper Insurance's casualty division. He also spent nearly 20 years with CIGNA in various finance positions. In total, he has 25 years of financial experience in the insurance industry.
     Chandler earned a bachelor's degree in accounting from Marquette University and a master's degree in business administration from LaSalle University. He also is a certified public accountant.
     Harleysville Insurance is a leading regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Mutual Insurance Company owns 57 percent of Harleysville Group Inc. (Nasdaq: HGIC), a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A- (Excellent) by A.M. Best Company. Harleysville Insurance, which distributes its products exclusively through independent insurance agencies, currently operates in 32 eastern and midwestern states. Further information can be found on the company's Web site at www.harleysvillegroup.com.

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#05-12
4/27/05p